SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SOLECTRON CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOLECTRON CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 7, 2004

To the Stockholders of Solectron Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Solectron Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, January 7, 2003, at 9:00 a.m., local time, at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054, for the following purposes:

     1.     To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2.     To approve an amendment to the Company's 2002 Stock Option Plan to permit an option exchange program.

     3.     To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 31, 2004.

     4.     To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on November 18, 2003 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose, or vote via the Internet or by telephone, as instructed on the proxy card. Any stockholder attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors,

Michael F. Grady
Secretary

Milpitas, California
December 9, 2003

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested either to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote via the Internet or by telephone as instructed on the enclosed card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to significantly reduce the cost incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail and the Internet. To sign up for electronic delivery, please follow the instructions on the enclosed proxy card for voting via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Note that the website also provides instructions for discontinuing future electronic delivery if you so choose.

SOLECTRON CORPORATION
_________________

PROXY STATEMENT
_________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of Solectron Corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 7, 2004, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054. The Company’s telephone number is (408) 957-8500.

     These proxy solicitation materials were mailed on or about December 9, 2003 to all stockholders of record at the close of business on November 18, 2003 (the “Record Date”). A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 29, 2003 (“Fiscal 2003”), including financial statements, was sent to the stockholders prior to or concurrently with this Proxy Statement.

Record Date; Outstanding Shares

     Common Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the Record Date, 836,260,445 shares of the Company’s Common Stock were issued and outstanding (including 31,090,335 shares of Solectron Global Services Canada, Inc. which are exchangeable on a one-to-one basis for the Company’s common stock).

Revocability of Proxies

     Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company, Michael Grady, at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Voting and Solicitation

     On all matters other than the election of directors, each share has one vote. See “PROPOSAL ONE — ELECTION OF DIRECTORS — Required Vote.”

     The cost of any proxy solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegraph or letter.

Quorum; Abstentions; Broker Non-Votes

     The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

     Pursuant to new regulations promulgated by the New York Stock Exchange (“NYSE”) that came into effect on June 30, 2003, brokers and other nominees that are NYSE member organizations are prohibited from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. Therefore, for any of your shares held through a broker or other nominee who is a NYSE member organization, such shares will only be voted in favor of Proposal Two if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

Discretionary Voting Authority

     The Company has discretionary authority to vote on any matter intended to be brought before the Annual Meeting if the Company did not receive notice of such matter by the close of business on the tenth day after the date of this Proxy Statement, in accordance with the bylaws of the Company.

Deadline for Receipt of Stockholder Proposals for Fiscal 2004

     Proposals of stockholders of the Company which are to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ended August 31, 2004 (“Fiscal 2004”) must be received by the Company no later than August 11, 2004 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to Solectron Corporation at 847 Gibraltar Drive, Milpitas, CA 95035, Attention: Michael F. Grady, Secretary.

     Under the Company’s bylaws, a proposal that a stockholder does not seek to include in the Company’s proxy materials for Fiscal 2004 but that may still be properly brought before the Fiscal 2004 annual meeting must be delivered to or mailed and received by the Secretary of the Company not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     The Company’s Board of Directors (the “Board”) currently consists of 9 persons. All 9 positions on the Board are to be elected at this meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company’s nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxyholders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them, are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
William A. Hasler	61	Chairman of the Board of the Company; Co-Chief Executive Officer, Aphton Corporation	1998
Michael R. Cannon	51	President and Chief Executive Officer of the Company	2003
Richard A. D'Amore	50	General Partner, North Bridge Venture Partners	1985
Heinz Fridrich	70	Corporate Director	1996
William R. Graber	60	Senior Vice President and Chief Financial Officer, McKesson Corporation	N/A
Dr. Paul R. Low	70	President, PRL Associates	1993
C. Wesley M. Scott	56	Corporate Director	2001
Osamu Yamada	74	International Business Consultant	1994
Cyril Yansouni	61	Corporate Director	N/A

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five (5) years. There is no family relationship between any director or executive officer of the Company.

     Mr. William A. Hasler has served as a director of the Company since May 1998 and as Chairman of the Board since January 2003. Mr. Hasler is currently co-chief executive officer of Aphton Corporation, an international biotechnology firm. Prior to joining Aphton, he was Dean and Department Chair of the Haas School of Business at the University of California, Berkeley. He currently serves as a director of The Schwab Funds, DMC Stratex Networks, DiTech Communications Corporation and Genitope Corporation. In addition, Mr. Hasler is a member of the Compensation Committee of Genitope Corporation and DiTech Corporation.

     Mr. Michael R. Cannon joined the Company in January 2003 as president and CEO and as a member of the Board of Directors and has more than 25 years of manufacturing and technology experience. Prior to joining the Company, Mr. Cannon was president, CEO and a director of Maxtor Corporation, a leading global provider of hard disk drives and storage systems. Previously, Mr. Cannon was with IBM’s Storage Systems Division, where he held several senior leadership positions, including vice president of the Personal Storage Systems Division, vice president of product design and vice president of worldwide manufacturing. Prior to

IBM, Mr. Cannon worked at several companies in the disk drive industry, including Control Data Corporation’s Imprimis Technology spin-off. Mr. Cannon began his career at The Boeing Company, where he held engineering and management positions in the Manufacturing Research and Development Group. Mr. Cannon studied mechanical engineering at Michigan State University and completed the Advanced Management Program at Harvard Business School.

     Mr. Richard A. D’Amore has served as a director of the Company since 1985. Mr. D’Amore has been a general partner of North Bridge Venture Partners since 1994. He also serves as a director of Veeco Instruments, Inc. and a number of private companies.

     Mr. Heinz Fridrich has served as a director of the Company since April 1996. He has been associated with the faculty of the University of Florida since 1993 and is now Industry Professor Emeritus. From 1950 to 1993, Mr. Fridrich held a number of manufacturing and operation management positions with IBM in Europe and the United States. He also serves as a director of CH Energy Group Inc. and Veeco Instruments Inc.

     Mr. William R. Graber is currently Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company. Mr. Graber has held this position since joining McKesson in February 2000. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a wide range of financial management positions at General Electric Company. Mr. Graber holds a bachelor’s degree in mathematics from Washington State University. He is a member of the Financial Executives Institute and is a trustee of the Washington State University Foundation.

     Dr. Paul R. Low has served as a director of the Company since 1993. He is currently President of PRL Associates, a position he has held since 1992. Dr. Low worked for IBM from 1957 to 1992. During his tenure at IBM, Dr. Low held senior management and executive positions with successively increasing responsibility, including President, General Technology Division and IBM Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line, and also served on IBM’s corporate management board. He also serves as a director of Applied Materials, Inc., and Veeco Instruments, Inc.

     Mr. C. Wesley M. Scott has served as a director of the Company since 2001. He was appointed a director of C-MAC Industries Inc., whose combination with Solectron was completed in December 2001, in May 2001. Mr. Scott was, until March 2001, Chief Corporate Officer of BCE Inc. From February 1999 until January 2000, Mr. Scott was Vice Chairman of Bell Canada. From July 1995 until January 1999, Mr. Scott was Executive Vice President (Corporate) and, from April 1997 until January 1999, also Chief Financial Officer of Nortel Networks. Mr. Scott is a director of Legacy Hotels Real Estate Investment Trust, BCE Emergis Inc., Sears Canada Ltd. and CGI Group Inc.

     Mr. Osamu Yamada has served as a director of the Company since 1994. Mr. Yamada has been an international business consultant since November 1996. From October 1991 to November 1996, Mr. Yamada served as an advisor to The Mitsubishi Bank, Limited and the Bank of Tokyo/ Mitsubishi. From 1990 to 1991, he was Chairman and Chief Executive Officer of BankCal Tri-State Corporation, a wholly owned subsidiary of The Mitsubishi Bank, Limited. From 1987 to 1990, he was Senior Managing Director of The Mitsubishi Bank, Limited, and in an overlapping period from 1985 to 1990, he was also Chairman, President and Chief Executive Officer of Bank of California. Prior to 1985, he held a number of key management positions with The Mitsubishi Bank, Limited organization. Mr. Yamada currently serves on a number of boards of major universities and cultural centers.

     Mr. Cyril Yansouni was most recently the Chairman of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for data storage drives, and served as both Chairman of the Board and Chief Executive Officer from 1991 to 2000. From 1988 to 1991, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, where he served in various senior management positions, most recently as an Executive Vice President. From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems which was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni served in a variety of technical and management positions at Hewlett-Packard Company, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium. Mr. Yansouni currently serves as a director of PeopleSoft, Inc. and Tektronix Inc.

     Mr. Charles Dickinson and Dr. Kenneth Haughton, who currently serve as directors and are members of the Board committees set forth below, will be retiring from the Board as of January 7, 2004 pursuant to the Company’s retirement policy for directors, and therefore are not being nominated for reelection.

Board Meetings and Committees

     The Board held a total of 6 regular in person meetings, 2 regular telephonic meetings, 1 special in person meeting and 1 special telephonic meeting during Fiscal 2003.

     During Fiscal 2003, each director attended more than 75% of the meetings of the Board and meetings of committees upon which such director served.

     The Audit Committee currently consists of Heinz Fridrich, Dr. Paul R. Low, C. Wesley M. Scott and Osamu Yamada. This committee oversees the Company’s internal financial control systems and procedures, is responsible for the appointment and terms of engagement of the Company’s independent public accountants, reviews and approves the Company’s financial statements, and coordinates and approves the activities of the Company’s internal and external auditors. The Board has determined that C. Wesley M. Scott is an “audit committee financial expert” and all members of the Audit Committee are “independent” in accordance with the applicable regulations of the Securities and Exchange Commission (“SEC”) and the applicable corporate governance rules of the NYSE. The Audit Committee held 18 meetings during Fiscal 2003.

     The Compensation Committee currently consists of Charles Dickinson, William A. Hasler, Dr. Kenneth Haughton and Dr. Paul R. Low. This committee is responsible for establishing compensation guidelines for executives of the Company, reviewing and approving executive bonus plans and providing guidance with respect to other compensation issues, such as stock option grants, and in conjunction with the Nominating and Governance Committee, reviewing the performance of the Chief Executive Officer. The Compensation Committee held a total of 9 meetings during Fiscal 2003.

     The Finance Committee currently consists of Heinz Fridrich and Dr. Kenneth Haughton. This committee oversees the Company's capital and financing matters. The Finance Committee held 6 meetings during Fiscal 2003.

     The Nominating and Governance Committee currently consists of Richard A. D’Amore, William A. Hasler and C. Wesley M. Scott. This committee is responsible for the development of general criteria regarding the qualifications and selection of board members, recommending candidates for election to the Board, developing overall governance guidelines, overseeing the overall performance of the Board and, in conjunction with the Compensation Committee, the performance of the Chief Executive Officer, and executive recruitment, development, and succession planning. The Nominating and Governance Committee held 8 meetings during Fiscal 2003.

Director Compensation

     Directors who are not employees of the Company (“Outside Directors”) receive annual retainers of $35,000.00. The Chairman of the Board receives an annual retainer of $140,000.00. Each Outside Director (excluding the Chairman of the Board) who serves as Chairman for the Audit Committee, Compensation Committee, or Nominating and Governance Committee receives an additional annual retainer of $13,500.00. These retainers are paid quarterly in arrears. In addition, each Outside Director is paid $1,500.00 for each meeting of the Board attended in person, $1,000.00 for each committee meeting attended in person, $500.00 for each Board and committee meeting attended telephonically, and is eligible to receive reimbursement for expenses incurred in attending Board and committee meetings. Outside Directors (other than members of the Audit Committee) may also receive consulting fees for special project assignments completed at the request of Company management. Employee directors are not compensated for their service on the Board or on committees of the Board.

     Options to purchase shares of the Company’s common stock are granted to Outside Directors under the 2002 Stock Option Plan (the “Plan”) in accordance with an automatic, non-discretionary grant mechanism. However, Directors are also eligible to receive discretionary grants under the Plan. The Plan provides, with respect to Outside Directors, for an automatic, non-discretionary grant on December 1 of each year of a nonstatutory option to purchase eight thousand (8,000) shares (pro rata for the portion of the first fiscal year of service as an Outside Director) of the Company’s Common Stock, with an initial equity grant for new Outside Directors to purchase fifteen thousand (15,000) shares of the Company’s Common Stock at the commencement of their service as an Outside Director, at an exercise price equal to the fair market value on the date of grant.

Required Vote

     Each stockholder voting in the election of directors is entitled to cumulate such stockholder’s votes. Each stockholder who elects to cumulate votes shall be entitled to as many votes as equals the number of directors to be elected multiplied by the number of shares held by such stockholder, and the stockholder may cast all such votes for a single director or distribute such votes among as many candidates as the stockholder may see fit. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting to the Company’s Secretary, Michael Grady, prior to the voting of the intention to cumulate the votes. The 9 nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority (“Broker Non-Votes”), will be counted as present for purposes of determining the presence or absence of a quorum.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO

2002 STOCK OPTION PLAN TO PERMIT AN OPTION EXHANGE PROGRAM

     After careful consideration, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to amend the 2002 Stock Option Plan (the “Plan”) to permit a one-time exchange of options having an exercise price greater than a threshold amount (the “Threshold Amount”) for a lesser number of shares of restricted stock. We refer to this one-time exchange as the “Option Exchange Program.” The restricted stock will be granted promptly after the cancellation of the surrendered options.

     The Threshold Amount will be determined upon the commencement of the Option Exchange Program and will be at least $9 above the fair market value of the Company’s Common Stock at such time. The Threshold Amount is currently estimated to be $15.

     The Company is seeking stockholder approval of the amendment to the Plan to allow the Option Exchange Program. The amendment would permit only the specific Option Exchange Program described below. Any other future option exchange programs under the Plan still would require additional stockholder approval.

     In accordance with the terms of the Plan, we will not amend the Plan to permit the Option Exchange Program unless stockholders approve the amendment. Approval requires the affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote at our annual meeting.

     Generally, all eligible employees will be offered the opportunity to participate in the Option Exchange Program. However, members of our Board and the most senior executive officers of the Company, as set forth below (the “Ineligible Officers”), will not be eligible to participate in the program:

Michael R. Cannon	President and Chief Executive Officer
David A. Everett	Executive Vice President, Worldwide Sales and Account Management
Craig London	Executive Vice President, Strategy and Marketing
Kevin O'Connor	Senior Vice President, Human Resources
Marc Onetto	Executive Vice President, Worldwide Operations
Kiran Patel	Executive Vice President and Chief Financial Officer

     Stock options, including the discounted options we refer to as restricted stock, encourage our employees to act as owners, which helps to align their interests with those of stockholders. The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility in the Company, to provide additional incentive to Company employees, directors and consultants and to promote the success of the Company’s business.

     Sustained adverse economic conditions have had a negative effect on the entire technology sector, including markets in which the Company operates. Consistent with many other technology companies, the price of our stock declined steeply in the last few years. As a result of the extreme volatility in the market and our stock price, approximately 26% of our stock options had exercise prices significantly higher than the current stock price as of November 25, 2003.

     This means that a substantial number of our options are not effectively motivating and retaining employees. Although these options are unlikely to be exercised, they will remain outstanding for up to ten years from the grant date unless they are cancelled.

     The Option Exchange Program would provide an opportunity to motivate our employees to remain with the Company and to achieve future growth. By granting restricted stock with immediate value, the Plan once again will help motivate and retain the employees that are essential to help create stockholder value.

OPTION EXCHANGE PROGRAM

Overview

     Under the proposed program, participating employees would be able to surrender unexercised options with an exercise price per share greater than the Threshold Amount. Eligible employees would receive grants of a smaller number of shares of restricted stock in return for such surrender. The amount of restricted stock each participant would receive under the program generally will be based on the Black-Scholes value of the options surrendered for exchange. Participants would have thirty (30) days after the issuance of the restricted stock grant during which to pay the purchase price of $0.001 per share. Any restricted stock not purchased during that time period would be forfeited. The restricted stock would be subject to vesting in accordance with the employee’s grade level as further described below.

     We believe the Option Exchange Program balances stockholder and employee interests. The program would reduce dilution of stockholders’ interests by canceling a larger number of outstanding options and issuing fewer shares of restricted stock in their place. In addition, by conducting this exchange rather than granting new options to supplement the underwater options, the Company would avoid potential additional dilution to its stockholders’ interests.

     We are not able to predict who will participate or how may options any particular group of employees will elect to exchange. However, of the outstanding options held by eligible employees as of November 25, 2003, and assuming a Threshold Amount of $15, the maximum number of shares of stock underlying options eligible for exchange would be approximately 14,380,000 shares. If 100% of the eligible options as of November 25, 2003 were to be exchanged and new grants made in accordance with the anticipated Black-Scholes value of the surrendered shares, the number of shares underlying all options outstanding would be reduced by approximately 12,350,000 shares, to approximately 47,680,000 shares. This means our stock option overhang would be reduced by approximately 1.5% as of such date.

     The grants of restricted stock issued pursuant to the Option Exchange Program generally would be issued from the Plan. Although we refer to the grants as “restricted stock” they would be issued as grants of stock options at a purchase price of $0.001 per share, which is such a deep discount to the fair market value of the Company’s stock that the options are treated as restricted stock for all intents and purposes.

Background

     The Plan allows the Company to grant stock options to employees, members of the Company’s board of directors and consultants. Stock options encourage our employees to act as owners, which helps to align their interests with those of stockholders.

     As of November 25, 2003, there were approximately 60,730,000 shares underlying options outstanding under our Plan and approximately 49,510,000 shares available for grant. Of the outstanding options, as of November 25, 2003 and assuming a Threshold Amount of $15, options to purchase approximately 14,380,000 shares of common stock would be eligible for exchange under the proposed Option Exchange Program. The market value of the common stock underlying the options eligible for exchange was approximately $79.3 million as of November 25, 2003 based upon the closing price as reported in The Wall Street Journal for that date. Eligible employees Grade 10 (generally, the Company’s non-executive employees) and below would hold eligible outstanding options to purchase an aggregate of approximately 8,260,000 shares of Company common stock, with a weighted average exercise price of $30.73 and a weighted average remaining life of 3.94 years. Eligible employees Grade 11 (generally, the Company’s executive employees, excluding the Ineligible Officers) and above would hold eligible outstanding options to purchase an aggregate of approximately 6,130,000 shares of Company common stock, with a weighted average exercise price of $32.37 and a weighted average remaining life of 3.8 years.

Implementing the Option Exchange Program

     The Company’s Board authorized the Option Exchange Program on October 8, 2003, subject to stockholder approval. If this proposal is approved, the offer to exchange options may commence at any time after the January 7, 2004 annual meeting of the stockholders at the discretion of Company management; however, management also will retain discretion not to implement the program.

     If you approve the program, upon commencement of the program, eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange filed with the SEC and distributed to all eligible employees. Employees will be given at least a 20 business-day election period in which to accept the offer. The surrendered options will be cancelled on the first business day following the election period. The restricted stock will be granted promptly after the surrendered options are cancelled.

Election to Participate

     Under the Option Exchange Program, eligible employees may make a one-time election to cancel grants of stock options that have an exercise price per share higher than the Threshold Amount and exchange them for restricted stock.

     Participation in the program will be entirely voluntary. However, once an employee elects to participate, he or she must (1) surrender all options with an exercise price per share greater than the Threshold Amount and (2) surrender all options granted to such employee in the six months preceding the date that the exchange offer is made, even if such options do not have exercise prices per share greater than the Threshold Amount. The six-month look back period of requirement (2) is necessary in order to avoid unfavorable accounting treatment for the Company as a result of the exchange.

Threshold Amount

     The Threshold Amount will be determined upon the commencement of the Option Exchange Program and will be at least $9 above the fair market value of the Company’s Common Stock at such time. The Threshold Amount is currently estimated to be $15.

Eligibility

     The program will be open to all Company employees worldwide where feasible and practical under local regulations, as determined by the Company. The program will not be available to our Board or to the Ineligible Officers. The program also will not be available to any former employees or retirees. An employee who tenders his or her options for exchange must remain an eligible employee through the date of the new grant to receive the restricted stock.

Exchange Ratios

     The specific exchange ratios for the program have yet to be determined and will be specified in the Option Exchange Program documents; generally, the number of shares of restricted stock an employee would be entitled to receive will be based on the Black-Scholes value of the options he or she surrendered. This valuation process and applicable exchange ratios were and will be determined in a manner intended to minimize stockholder dilution, consistent with giving substantial consideration for each surrendered option. Restricted stock grants calculated according to the exchange ratios would be rounded down to the nearest whole share on a grant-by-grant basis. Restricted stock would not be issued for fractional shares.

Purchase Price of New Options and Expiration

     All new restricted stock granted under the Option Exchange Program would be granted with a purchase price equal to $0.001, par value, per share. The purchase price must be paid within thirty (30) days of the issuance of the restricted stock. Any shares of restricted stock which were not paid for within that time period would be forfeited. The Company may choose to allow the purchase price to be paid by cash, check or through past services rendered to the Company.

Vesting of New Restricted Stock

     The replacement restricted stock granted to employees Grade 10 and below would vest as to 100% of the shares six (6) months from the date of grant, subject to the employee remaining a service provider through the vesting date. The new restricted stock granted to employees Grade 11 and above would vest as to 100% of the shares two (2) years from the date of grant, subject to the relevant employee remaining a service provider on the vesting date.

Other Terms and Conditions of New Options

     The other terms and conditions of the new restricted stock generally would be the same as the surrendered options they replace.

Accounting Treatment

     During the election period for the Option Exchange Program, we will be subject to variable accounting compensation charges against our earnings with respect to all options that are eligible for exchange until such options are surrendered and cancelled. We will continue to incur such charges on any eligible options that are not surrendered, until such options expire, are exercised or are forfeited. We will recognize a fixed accounting charge over the applicable vesting term against our earnings with respect to the new grants of restricted stock.

U.S. Federal Income Tax Consequences

     The exchange of options in the Option Exchange Program should be treated as a non-taxable exchange for the participant.

     Employees of the Company who participate in the program would generally recognize ordinary income for U.S. federal income tax purposes equal to the fair market value of the shares of restricted stock as such shares vest. Employees may accelerate the timing of the recognition of ordinary income by timely filing an election under Section 83(b) of the Internal Revenue Code, in which case such employees generally would recognize ordinary income on the fair market value of the restricted stock on the date of grant.

No Obligation to Commence Option Exchange Program

     Although it is our current intention to offer the Option Exchange Program if Company stockholders approve the proposed amendment to the Plan, the Company is under no obligation to do so and reserves the unqualified right to determine not to offer the Option Exchange Program, or to offer the program at a later date.

Potential Modification to Terms to Comply with Governmental Requirements

     The terms of the Option Exchange Program will be described in a Tender Offer Statement that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the program terms to comply with SEC comments. In addition, it is currently our intention to make the program available to our employees who are located outside of the United States, where permitted by local law and where it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. For example, in some countries we might have to pay cash consideration for the surrendered options instead of granting restricted stock.

Effect on Stockholders

     We are not able to predict the impact the Option Exchange Program will have on your rights as a stockholder because we are unable to predict how many option holders will exchange their options or what the future market price of the Company’s stock will be at the time of the new grant. The program was designed to benefit stockholders by removing from the Company’s books those underwater options with no motivational value, thereby preventing such options’ continued dilution of stockholders’ interests. The program was also designed to avoid the dilution in ownership that normally results from supplemental grants of new options and to give substantial consideration for each surrendered option.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PLAN AMENDMENT TO PERMIT THE OPTION EXCHANGE PROGRAM.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”), independent auditors, to audit the financial statements of the Company for Fiscal 2004. KPMG has audited the Company’s financial statements since the Company’s 1985 fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of KPMG.

Audit Fees

     Audit fees billed to the Company by KPMG during the Company’s 2003 fiscal year for review of the Company’s annual financial statements, those financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits of certain of the Company’s foreign subsidiaries totaled $5,400,000.

Financial Information Systems Design and Implementation Fees

     No financial information systems design and implementation services were provided to the Company by KPMG during the Company’s 2003 fiscal year.

All Other Fees

     Fees billed to the Company by KPMG during the Company’s 2003 fiscal year for all other non-audit services rendered to the Company, including tax preparation, planning and consulting and other tax related services and assistance with Securities and Exchange Commission (“SEC”) filings totaled $2,800,000.

     The audit committee has concluded that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP, and has approved KPMG LLP’s fees for both audit and non-audit services in accordance with applicable SEC and NYSE rules and regulations.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of November 18, 2003 information relating to the beneficial ownership of the Company’s Common Stock or shares exchangeable into the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director (or nominee), (iii) each of the current executive officers named in the Summary Compensation Table, (iv) and all directors and executive officers as a group.

Name	Number of Shares Owned (1)	Right to Acquire (2)	Total		Approximate Percentage of Outstanding Shares (%)(1)

FMR Corp.
82 Devonshire St Boston, MA 02109	104,072,168	—	104,072,168	(3)	12.44
AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104	101,323,878	—	101,323,878	(4)	12.12
Capital Research and Management Company
333 South Hope Street, 55th Floor Los Angeles, CA 90071	83,050,782	—	83,050,782	(5)	9.86
Citigroup Inc.
399 Park Avenue
New York, NY 10043	69,397,710	—	69,397,710	(6)	8.30
Michael R. Cannon	1,038,268	1,125,000	2,163,268		*
Marc Onetto	400,000	200,000	600,000		*
Charles A. Dickinson	303,588	64,300	367,888		*
Kiran Patel	190,954	217,081	408,035		*
Richard A. D'Amore	150,000	64,300	214,300		*
Craig London	150,000	116,666	266,666		*
Dr. Paul R. Low	87,000	64,300	151,300		*
Dr. Kenneth E. Haughton	59,000	64,300	123,300		*
Heinz Fridrich	7,000	64,300	71,300		*
Osamu Yamada	1,000	64,300	65,300		*
William A. Hasler	12,000	52,300	64,300		*
Kevin O'Connor	53,623	60,416	114,039		*
C. Wesley M. Scott	22,282	28,020	50,302		*
All directors and executive officers as a group (16 persons)	2,605,155	2,453,676	5,058,831		*

__________

*	Less than one percent (1%).
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Solectron Common Stock subject to conversion or options held by that person that will be exercisable on or before January 18, 2004, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares that may be acquired through stock option exercises on or before January 18, 2003.

(3)

Reflects shares held as of September 30, 2003 pursuant to a Form 13F filed by FMR Corp. on November 14, 2003. Includes 411,810 shares issuable upon conversion of the Company’s Liquid Yield Option Notes due November 20, 2020 (Zero Coupon-Senior) at a conversion rate of 11.7862 shares per note.

(4)	Reflects shares held as of September 30, 2003 pursuant to a Form 13F filed by AXA Financial, Inc. on November 14, 2003.

(5)

Reflects shares held as of September 30, 2003 pursuant to a Form 13F filed by Capital Research and Management Company on November 14, 2003. Includes 5,805,882 shares issuable upon conversion of the Company’s Liquid Yield Option Notes due November 20, 2020 (Zero Coupon-Senior) at a conversion rate of 11.7862 shares per note.

(6)

Reflects shares held as of September 30, 2003 pursuant to a Form 13F filed by Citigroup Inc. on November 14, 2003. Includes 247,510 shares issuable upon conversion of the Company’s Liquid Yield Option Notes due November 20, 2020 (Zero Coupon-Senior) at a conversion rate of 11.7862 shares per note.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and regulations of the SEC thereunder require the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during Fiscal 2003 all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

Certain Relationships and Related Transactions

The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party. The form of these indemnification agreements has been previously approved by the majority vote of the disinterested stockholders of the Company. See also descriptions of arrangements between the Company and certain current and former executive officers as set forth below under “Employment Agreements,” “Change-of-Control Agreements” and “Separation Agreements.”

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation for services to the Company in all capacities.

		Annual Compensation (1)		Long Term Compensation (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock ($)(3)	Options (#)	All Other Compensation ($)(4)

Michael R. Cannon	2003	$604,809	$2,000,000	$4,142,689	4,500,000	$ 5,120
President and Chief Executive	2002	—	—	—	—	—
Officer	2001	—	—	—	—	—

Craig London	2003	350,012	395,204	365,000	500,000	13,176
Executive Vice President,	2002	154,813	201,257	—	100,000	3,588
Strategy and Marketing	2001	—	—	—	—	—

Kevin O'Connor	2003	265,397	300,000	182,500	300,000	289,560
Senior Vice President, Human	2002	—	—	—	—	—
Resources	2001	—	—	—	—	—

Marc Onetto	2003	110,769	1,123,288	1,976,000	1,600,000	1,420
Executive Vice President,	2002	—	—	—	—	—
Worldwide Operations	2001	—	—	—	—	—

Kiran Patel	2003	595,032	316,089	547,500	750,000	13,680
Executive Vice President and	2002	600,002	600,000	—	120,000	13,807
Chief Financial Officer	2001	46,154	—	—	—	—

Kevin Burns (5)	2003	385,000	200,220	—	350,000	12,676
Executive Vice President and	2002	375,089	169,994	—	115,000	13,465
Chief Materials Officer	2001	333,854	219,376	—	79,877	11,862

George W. Moore (6)	2003	385,060	196,728	—	70,000	12,676
Executive Vice President,	2002	373,212	121,501	—	70,000	475,454
Global Services Business Unit	2001	360,692	189,111	—	56,250	13,072

__________

(1)

Perquisites are not included since the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with regulations promulgated by the SEC; therefore, the Other Annual Compensation has not been included in this table. Bonus compensation reported for fiscal years 2003, 2002, and 2001 was earned in that fiscal year, but may have been paid in the subsequent fiscal year or placed all or in part into the Company’s Executive Deferred Compensation Plan.

(2)	The Company does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the SEC.

(3)

Amounts based on the closing market share price for Company common stock on January 6, 2003 and July 17, 2003, the restricted stock grant dates for Michael R. Cannon and Marc Onetto, respectively. As of August 29, 2003, Mr. Cannon held 1,038,268 shares of restricted stock with a value of $6,156,929 and Mr. Onetto held 400,000 shares of restricted stock with a value of $2,372,000, based on the closing market price for Company common stock on such date. Mr. Cannon’s restricted stock is subject to a Company repurchase right, which expires in its entirety on January 6, 2005. Mr. Onetto’s restricted stock is subject to a Company repurchase right, which expires in its entirety on the earlier of June 18, 2007 or a change of control of the Company. The restricted stock granted to Messrs. Cannon and Onetto is also subject to accelerated vesting upon termination without cause, resignation for good reason, or termination due to death or disability, and is entitled to dividends (if paid by the Company, as determined by the Board).

With respect to Craig London, Kevin O’Connor and Kiran Patel, amounts are based on the closing market price for Company common stock on May 21, 2003. The restricted stock was authorized for issuance by the Board on May 21, 2003, but the shares were not issued and purchased until September 2003. As of August 29, 2003, Mr. London would have held 100,000 shares of restricted stock with a value of $593,000, Mr. O’Connor would have held 50,000 shares with a value of $296,500 and Mr. Patel would have held 150,000 shares with a value of $889,500, the value in each case based on the closing market price for Company common stock on such date. The restricted stock is subject to a Company repurchase right, which expires in its entirety on May 22, 2008; provided, that, (i) 50% of the shares subject to repurchase (the “First Block”) will immediately vest if during any 90 day rolling period after May 22, 2003 the fair market value of the Company’s common stock equals or exceeds $10 and (ii) at least two years after the First Block has vested, 50% of the shares subject to repurchase may immediately vest if during any 90 day rolling period after May 22, 2003 the fair market value of the Company’s common stock equals or exceeds $15. The restricted stock is entitled to dividends (if paid by the Company, as determined by the Board).

(4)

Amounts include the Company’s contributions to a 401(k) plan and premiums under executive group term life and disability insurance policies. With respect to Kevin O’Connor, amount includes a $282,439 payment for relocation assistance.

(5)	Kevin Burns was removed from the Company’s list of executive officers in July 2003. Mr. Burns resigned from the Company following the end of fiscal 2003.

(6)	George W. Moore was removed from the Company’s list of executive officers in July 2003. Mr. Moore is currently an executive vice president of the Company.

Stock Option Grants and Exercises

     The following tables set forth, for the executive officers named in the Summary Compensation Table, the stock options granted under the Company’s stock option plans, the options exercised by such executive officers and restricted stock granted during Fiscal 2003.

Stock Option Grants in Fiscal 2003

	Individual Grants

Name	Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)

					5%($)	10%($)

Michael R. Cannon	4,500,000	21.81%	$3.99	01/06/2013	$11,291,803	$28,615,646
Craig London	500,000	2.42	3.65	05/21/2013	1,147,733	2,908,580
Kevin O'Connor	100,000	0.48	3.10	11/12/2012	194,957	494,060
	200,000	0.97	3.65	05/21/2013	459,093	1,163,432
Marc Onetto	1,600,000	7.75	4.24	06/18/2013	4,266,421	10,811,949
Kiran Patel	130,000	0.63	3.77	09/04/2012	308,221	781,093
	620,000	3.00	3.65	05/21/2013	1,423,189	3,606,639
Kevin Burns	100,000	0.48	3.77	09/04/2012	237,093	600,841
	250,000	1.21	5.27	07/15/2013	828,569	2,099,756
George Moore	70,000	0.34	3.77	09/04/2012	165,965	420,589

__________

(1)

All options granted become exercisable as to one forty-eighth (1/48) of the shares after each month from the date of grant. With respect to Michael R. Cannon, amount includes 3,750,000 shares pursuant to a stand-alone stock option agreement that is not a part of the Company’s 2002 Stock Option Plan. With respect to Marc Onetto, amount includes 850,000 shares pursuant to a stand-alone stock option agreement that is not a part of the Company’s 2002 Stock Option Plan. The terms and provisions in these stand-alone agreements are substantially similar to the stock option agreements under the Company’s 2002 Stock Option Plan, with the exception that (i) Mr. Cannon’s agreement provides for acceleration of vesting upon termination without cause, resignation for good reason, or termination due to death or disability prior to and following a change of control of the Company and (ii) Mr. Onetto’s agreement provides for acceleration of vesting upon a change of control.

(2)

Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten (10) year option term. Potential realizable value is shown net of exercise price. These amounts are calculated based on the regulations promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

Aggregated Option Exercises in Fiscal 2003 and Year-End Values

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Total Number of Unexercised Options Held at Fiscal Year End (#)		Value of Unexercised, In-the- Money Options Held at Fiscal Year End ($)(2)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael R. Cannon	—	—	656,250	3,843,750	$1,273,125	$7,456,875
Craig London	—	—	66,666	533,334	71,250	1,068,750
Kevin O'Connor	—	—	33,333	266,667	87,457	651,543
Marc Onetto	—	—	66,666	1,533,334	112,666	2,591,334
Kiran Patel	—	—	128,541	741,459	152,699	1,541,701
Kevin Burns	—	—	271,704	398,937	52,936	328,064
George Moore	—	—	93,174	103,076	34,649	116,551

__________

(1)	Fair market value of underlying securities at exercise minus the exercise price.

(2)

Calculated based upon the August 29, 2003 fair market value share price of $5.93 less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

Equity Compensation Plan Information

     The following table provides information as of August 29, 2003 about our common stock that may be issued upon the exercise of options granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including the 1992 and 2002 Stock Option Plans, and the 2003 Employee Stock Purchase Plan (ESPP), each as amended, as well as options assumed in acquisitions.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options (#)		Weighted Average Exercise Price of Outstanding Options ($)	Number of Shares Remaining Available for Future Issuance (#)

			(Shares in millions)
Equity compensation plans approved by security holders	63.3	(1)	$ 14.4	73	(2)
Equity compensation plans not approved by security holders	4.6	(3)	4.6	—

Total	67.90		$ 13.46	73

__________

(1)

Amount includes 7,328,527 shares underlying options assumed by Solectron that were originally granted under plans established by various companies acquired by Solectron. Such options have an aggregate weighted average exercise price of $12.80. No grants are made under any plans assumed by Solectron.

(2)

Shares remaining available for future issuance are under the Company’s 2002 Stock Option Plan. Amount includes 17.7 million shares of Company common stock reserved under the Company’s 2003 ESPP for future issuance.

(3)

Includes Michael R. Cannon’s stand-alone stock option agreement for 3,750,000 shares and Marc Onetto’s stand-alone stock option agreement for 850,000 shares. The terms and provisions in these stand-alone agreements are substantially similar to the stock option agreements under the Company’s 2002 Stock Option Plan, with the exception that (i) Mr. Cannon’s agreement provides for acceleration of vesting upon termination without cause, resignation for good reason, or termination due to death or disability prior to and following a change of control of the Company and (ii) Mr. Onetto’s agreement provides for acceleration of vesting upon a change of control.

Employment Agreements

     The Company entered into an executive Employment Agreement with Michael R. Cannon on January 6, 2003. The Employment Agreement provides for: (i) an initial term of two years with automatic renewal for an additional one year term unless proper notice is otherwise provided; (ii) an initial base salary of $925,000 subject to review and adjustments; (iii) a signing bonus in the amount of $2,000,000; (iv) an annual target bonus of up to two times base salary based on achievement of performance goals set by the Compensation Committee of the Board, with a guaranteed full target bonus for the first year of employment; (v) an initial nonstatutory stock option grant for 4,500,000 shares of common stock, with ratable monthly vesting of 1/48th of the initial grant amount; (vi) a restricted common stock grant of 1,038,268 shares subject to a Company repurchase right which expires in its entirety on January 6, 2005; (vii) a $3,000,000 credit (the “Deferred Compensation Amount”) for the benefit of Mr. Cannon under the Company’s Executive Deferred Compensation Plan, with vesting at the rate of 1/8th of the Deferred Compensation Amount per fiscal quarter of employment; (viii) 100% acceleration of vesting of the restricted stock and Deferred Compensation Amount if Mr. Cannon is terminated without cause, resigns for good reason or is terminated due to death or disability (as such terms are defined in the Employment Agreement); (ix) severance benefits if Mr. Cannon is terminated without cause, resigns for good reason or is terminated due to death or disability prior to a change of control or after 12 months following a change of control, including (1) a one-time payment equal to two times his then current annual base salary and target bonus (not applicable to termination due to death or disability) (the “Severance Bonus”), (2) accelerated vesting of outstanding options (lesser of 50% of options granted and options then unvested), (3) medical and other benefits coverage for 24 months and (4) extension of option exercise period for 12 months; (x) severance benefits if Mr. Cannon is terminated without cause, resigns for good reason or is terminated due to death or disability within 12 months following a change of control, including (1) the Severance Bonus (not applicable to termination due to death or disability), (2) 100% acceleration of unvested options, (3) medical and other benefits coverage for 36 months and (4) extension of option exercise period for 24 months; and (xi) tax equalization payment to eliminate the effects of any applicable “golden parachute” excise tax.

     The Company entered into an executive Employment Agreement with Marc Onetto on June 18, 2003. The Employment Agreement provides for: (i) an initial term of two years with automatic renewal for an additional one year term unless proper notice is otherwise provided; (ii) an initial base salary of $600,000 subject to review and adjustments; (iii) a signing bonus in the amount of $ 1,000,000; (iv) an annual target bonus of up to two times base salary based on achievement of performance goals set by the Compensation Committee of the Board, with a guaranteed bonus of 100% of base salary for the first year of employment; (v) an initial nonstatutory stock option grant for 1,600,000 shares of common stock, with ratable monthly vesting of 1/48th of the initial grant amount and 100% acceleration of vesting upon a change of control; (vi) a restricted common stock grant of 400,000 shares subject to a Company repurchase right which expires in its entirety on July 17, 2007 and 100% acceleration of vesting upon a change of control; (vii) an $800,000 credit (the “Onetto Deferred Compensation Amount”) for the benefit of Mr. Onetto under the Company’s Executive Deferred Compensation Plan, which will vest on the eighth anniversary of Mr. Onetto’s hire date and 100% upon a change of control; (viii) severance benefits if Mr. Onetto is terminated without cause, resigns for good reason or is terminated due to death or disability (as such terms are defined in his Employment Agreement) prior to a change of control or after 12 months following a change of control, including (1) a 6 month consulting contract (not applicable to death or disability), (2) a one-time payment equal to 100% of his then current annual base salary and target bonus plus an additional amount based on years of service (not applicable to termination due to death or disability), (3) accelerated vesting of the Onetto Deferred Compensation Amount and all unvested restricted stock and (4) medical and other benefits coverage for 12 months following the consulting period (not applicable to termination due to death or disability); (ix) severance benefits if Mr. Onetto is terminated without cause or resigns for good reason within 12 months following a change of control, including (1) a one-time payment equal to two times his then current base salary and bonus, (2) medical and other benefits coverage for 36 months and (3) extension of option exercise period for 24 months; and (x) a tax equalization payment to eliminate the effects of any applicable “golden parachute” excise tax.

     The Company entered into executive Employment Agreements with each of Kiran Patel and Kevin O’Connor on November 12, 2002. The Employment Agreements provide for: (i) salary as in effect on the date of the agreement subject to review and adjustments; (ii) participation in any bonus plan applicable to other senior executives; and (iii) severance benefits if there is termination without cause (as defined in the agreements), including (1) continuing payments of then applicable salary and target bonus for a minimum of 12 months plus one additional month for each year of service (up to an aggregate of 24 months) and (2) medical and other benefits coverage for the same 12-24 month period.

      The Company entered into an executive Employment Agreement with David Everett on March 10, 2003. The Employment Agreement provides for: (i) an initial base salary of $320,000 subject to review and adjustments; (ii) participation in any bonus plan applicable to other senior executives; (iii) severance benefits if there is termination without cause (as defined in the agreement), including (1) continuing payments of then applicable salary and target bonus for a minimum of 12 months plus one additional month for each year of service (up to an aggregate of 24 months) and (2) medical and other benefits coverage for the same 12-24 month period; and (iv) the same change of control severance benefits and tax equalization provisions as summarized below under “Change-of-Control Agreements.”

Change-of-Control Agreements

     The Company entered into Change of Control Severance Agreements with Craig London, Kevin O’Connor and Kiran Patel during Fiscal 2003. Pursuant to these agreements, each of these executive officers is entitled to severance benefits if, within 12 months following a change of control (as defined in the agreements), the executive officer’s employment is terminated by the Company other than for cause, death or disability (each as defined in the agreements) or such executive officer resigns for good reason (as defined in the agreements). These severance benefits include payment for a period of up to 24 months following termination of annual base salary and target bonus, continued company-paid coverage of certain employee benefits for 36 months following termination, continued vesting of stock options for a period of 12 months following termination, extension of option exercise period to one year and ninety days and a tax equalization payment to eliminate the effects of any applicable “golden parachute” excise tax.

Separation Agreements

     The following former executive officers of the Company entered into Separation and Release Agreements with the Company in Fiscal 2003, entitling such officers to the indicated severance payments: Mohammad R. Behrouzi ($66,125 per month for 24 months), Philip E. Fok ($37,500 per month for 22 months), Alejandro Gomez-Montoy ($60,375 per month for 18 months), Daniel Perez ($66,798 per month for 23 months), Sen-Yuan Ro ($49,833 per month for 24 months) and Dr. Saeed Zohouri ($166,667 per month for 24 months). All of the agreements also provide for medical and certain other benefits for the duration of the respective severance periods, with the exception of Dr. Zohouri, whose coverage lasts for 36 months.

COMPENSATION COMMITTEE REPORT

Introduction

     The Compensation Committee (the “Committee”) of the Board is charged with the responsibility of reviewing all aspects of the Company’s executive compensation programs and administering the Company’s stock plans. In Fiscal 2003, the members of the Committee were Dr. Kenneth E. Haughton, Charles A. Dickinson, William A. Hasler and Dr. Paul R. Low, all of whom are non-employee directors of the Company. The Committee meets at the beginning of each fiscal year to establish target base compensation levels for the Company’s executive officers for the following fiscal year and to approve bonuses for the previous fiscal year.

Compensation Philosophy

     The Company’s executive compensation policies are designed to attract and retain qualified executives who will contribute to the Company’s long-term success, to reward executives for achieving the Company’s financial goals, and to link executive compensation and stockholder interests through market competitive incentives and equity-based plans. The Committee believes that strong financial performance, on a consistent, predictable basis, is the most certain avenue through which the Company can positively affect long-term stockholder return. Furthermore, the Company believes that, in order to attract and retain the most qualified executives in the industry, its compensation policies must be competitive with other companies of comparable size and in similar industries and must reinforce strategic performance objectives through the use of incentive compensation programs. In order to provide incentive to executive officers, the Company pays a significant percentage of the executives’ total compensation by means of variable performance-based cash incentives and stock option awards. Determination of each component of variable compensation is based on an assessment of a combination of metrics and individual performance. The amount of incentive compensation for each person in Fiscal 2003 has been determined on the basis of several indicators of corporate performance as outlined below.

Compensation Plans

     The following are the key components of the Company’s executive officer compensation:

     Base Compensation.      The Committee establishes base salaries for executive officers based on its review of base salaries of executive officers in companies of comparable size and in similar industries. A majority of the companies used by the Committee in its review of salaries of other companies are a part of the Goldman Sachs Technology Index™ used in the “Stock Performance Graph” following.

     Bonuses.       The Company’s executive bonus plan provides for incentive compensation to the Company’s executive officers and other key employees and is determined cumulatively on a quarterly basis based principally on certain performance measures. The performance measures include worldwide corporate and individual performance. Worldwide corporate and business unit performance measures for Fiscal 2003 were initially focused on metrics which drive stockholder value creation. To provide greater clarity on specific elements of stockholder value creation, additional specific measures were adopted. These measures included Profit before Interest and Taxes, Days Sales Outstanding and Inventory Turns, terms defined in the Company’s amended Annual Operating Plan and communicated to bonus plan participants. The Committee believes that these factors were indicative of overall corporate performance and stockholder value. Individual performance was measured based on goals related to each person’s function within the organization. Employees accrued bonuses each quarter based on performance against year-to-date Annual Operating Plan targets and stockholder value creation targets. However, only 10% of such accrued bonuses were vested and payable quarterly. The remaining accrued bonus balances vested at the end of Fiscal 2003 and were paid upon final determination of earned bonuses.

     Long-Term Incentive Compensation.      The Company’s 2002 Stock Option Plan provides for long-term incentive compensation for employees of the Company, including executive officers. A significant portion of the total compensation package for the Company’s executive officers is in the form of stock option awards. These awards give employees an equity interest in the Company, thereby aligning the interests of executive officers and stockholders and providing incentive to maximize stockholder value.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (“IRC”) limits the Company’s tax deduction to $1 million for compensation paid to certain executive officers named in the proxy unless the compensation is performance based. The Committee’s present intention is to comply with the requirements of IRC Section 162(m), unless the Committee determines that it is in the interests of the Corporation to do otherwise.

Chief Executive Officer Compensation

     On January 6, 2003 Michael Cannon joined the Company as an executive officer. On January 10, 2003, Mr. Cannon assumed the position of President and Chief Executive Officer. In order to attract, motivate and retain Mr. Cannon, the Committee recommended and the Board of Directors approved a combination of cash compensation and equity incentives for Mr. Cannon. This combination of cash and equity compensation included a mix of guaranteed compensation and equity vesting and repurchase provisions. As such, the compensation Mr. Cannon received in Fiscal 2003 was not based on the performance of the Company during the fiscal year. The Committee developed the Chief Executive Officer’s compensation based on practices of companies of comparable size and similar industries.

Members of the Compensation Committee

Dr. Kenneth E. Haughton, Chairman Charles A. Dickinson William A. Hasler Dr. Paul R. Low

Compensation Committee Interlocks and Insider Participation

     All members of the Compensation Committee, Charles A. Dickinson, William A. Hasler, Dr. Paul R. Low and Dr. Kenneth E. Haughton, meet the standards for independence from the Company as set forth in the applicable NYSE corporate governance rules. Charles A. Dickinson was formerly the President of Solectron Europe from 1993 through 1995, and therefore recuses himself on issues that may involve IRC Section 162(m) rules. The other members of the Compensation Committee have never been executive officers of the Company.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the S&P 500 Index and the Goldman Sachs Technology Index™ for the five fiscal years commencing August 31, 1998 and ending August 31, 2003, assuming an investment of $100 and the reinvestment of any dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

CUMULATIVE TOTAL RETURN

Solectron Corporation
Goldman Sachs Technology IndexTM
S&P 500 Index

     The information contained in the Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee has a duly adopted charter which it reviews on an annual basis.

     The Audit Committee annually reviews the applicable NYSE corporate governance standards and relevant SEC rules relating to Audit Committee member independence. At its most recent review, the Audit Committee determined that each member of the Committee meets the applicable standards and rules. The Audit Committee also determined that it had fulfilled its responsibilities under the Audit Committee Charter. The Committee met a total of 18 times in Fiscal 2003.

     The Audit Committee is responsible for recommending to the Board that Solectron’s financial statements be included in Solectron’s Annual Report on Form 10-K. The Committee took a number of steps in making this recommendation for Fiscal 2003. First, the Audit Committee discussed with KPMG, Solectron’s independent auditors for Fiscal 2003, those matters KPMG is required to communicate to and discuss with the Audit Committee by Statement on Auditing Standards Board Standard No. 61, as amended (“Communication with Audit Committees”), including information concerning the scope and results of the audit. Second, the Audit Committee discussed KPMG’s independence with KPMG and received a letter from KPMG regarding independence as required by the Independence Standards Board Standard No. 1, as amended (“Independence Discussions with Audit Committees”). Finally, the Audit Committee reviewed and discussed with Company management and KPMG Solectron’s audited consolidated balance sheets at August 31, 2003 and 2002, and consolidated statements of income, cash flows, and stockholders’ equity for the three years ended August 31, 2003. Based on these reviews and discussions, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that Solectron’s Annual Report on Form 10-K include these financial statements.

Members of the Audit Committee

C. Wesley M. Scott, Chairman
Heinz Fridrich
Dr. Paul R. Low
Osamu Yamada

CORPORATE GOVERNANCE

     Solectron has long upheld a set of basic beliefs to guide our actions. Among those beliefs is the responsibility to conduct ourselves with the highest standards of ethical behavior when relating to customers, suppliers, employees, investors and the communities where we work.

     We believe our corporate governance policies and practices, some of which are summarized below, meet or exceed the standards set forth in applicable SEC and NYSE rules and regulations currently in effect and we intend to meet or exceed all requirements of new rules and regulations as they come into effect.

Independent Directors

•	A majority of our Board members are independent of the Company and its management as defined by the SEC and the NYSE.

•	The non-management directors regularly meet in executive session, without management, as part of the normal agenda of our Board meetings.

Nominating and Governance Committee

•	The Nominating and Governance Committee has adopted a charter that meets SEC and NYSE standards.

•	Nominating and Governance Committee members all meet the applicable tests for independence from Company management.

•	Review of the management succession plan is the responsibility of the Nominating and Governance Committee as defined by our Corporate Governance Guidelines.

Compensation Committee

•	The Compensation Committee meets the applicable tests for independence as defined by the SEC, the NYSE and Internal Revenue Service rules.

•	The Compensation Committee has adopted a charter that meets SEC and NYSE standards.

•	Incentive compensation plans are reviewed and approved by the Compensation Committee as part of its charter.

•

The compensation plans for the CEO and the other Executive Officers are annually reviewed by the Compensation Committee, with the Committee’s recommendations for compensation of these Executive Officers subject to approval by the full Board.

•	Director compensation guidelines are reviewed annually by the Compensation Committee, and recommended to the full Board for approval. Director compensation is subject to approval of the full Board.

Audit Committee

•	The Board’s Audit Committee has established policies that are consistent with the corporate reform laws and regulations for Audit Committee and auditor independence.

•

Audit Committee members all meet the applicable tests for independence from Company management and requirements for financial literacy as set forth in the regulations of the SEC and the corporate governance rules of the NYSE.

•	The chair of the Audit Committee is an “audit committee financial expert” as defined in the applicable regulations of the SEC.

•

KPMG LLP, our independent auditors, reports directly to the Audit Committee, and the Audit Committee has sole authority over the hiring and firing of the independent auditors, and all audit engagement fees and terms.

•	An ethics hot line (voicemail and email) is available to all employees, customers and suppliers to enable confidential and anonymous reporting to the Audit Committee.

•

The Audit Committee meets in private session on a regular basis with the head of the Company’s internal audit function, as well as with the Company’s independent auditors, outside of the presence of Company management.

Shareholder Approval of Equity Compensation Plans

•

The Company requires shareholder approval of all Company equity-compensation plans, and any amendments thereto, and any repricing of options contemplated by the Company in accordance with NYSE corporate governance rules.

Corporate Governance Guidelines

•	Solectron has adopted a set of Corporate Governance Guidelines that meet the standards defined by the SEC and the NYSE, including specifications for director qualification and responsibility.

•	Continuing education for directors is specified as part of the annual agenda for our Board meetings, under our Corporate Governance Guidelines.

Code of Business Conduct and Ethics

•	Solectron has adopted a Code of Business Conduct and Ethics that includes a conflict of interest policy and applies to all directors, officers and employees.

•	New employees are trained in the Code of Business Conduct and Ethics as part of new-employee orientation, and are required to affirm in writing their acceptance of the Code.

•	Management level employees are required to annually reaffirm in writing their acceptance of the Code of Business Conduct and Ethics.

•	The Company’s Ethics Office maintains a hot line available to all employees, customers and suppliers to facilitate confidential and anonymous reporting of any questionable activities.

OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Michael F. Grady
Secretary

Dated: December 9, 2003

Additional Disclosure

The following constitutes amended disclosure of the director equity compensation information set forth on page 6 of the enclosed Solectron Corporation Proxy Statement, dated December 9, 2003. The disclosure on page 6 of the enclosed Proxy Statement under the caption “Director Compensation” regarding the automatic annual grant to Outside Directors of a nonstatutory option to purchase eight thousand (8,000) shares of common stock is incorrect. The correct amount is ten thousand (10,000) shares of common stock.

SOLECTRON CORPORATION C/O EQUISERVE P.O. BOX 43004 PROVIDENCE, RI 02940-3004

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to significantly reduce the costs incurred by Solectron Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote your shares using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Solectron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SLECT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOLECTRON CORPORATION THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.
Election of Directors
1.	To elect (9) directors to serve for the ensuing year and until their successors are duly elected and qualified.
	01) William A. Hasler	06) Dr. Paul R. Low
	02) Michael R. Cannon	07) C. Wesley M. Scott
	03) Richard A. D’Amore	08) Osamu Yamada
	04) Heinz Fridrich	09) Cyril Yansouni
05) William R. Graber
For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
☐	☐	☐
Vote On Proposals				For	Against	Abstain
2.		To approve an amendment to the Company’s 2002 Stock Option Plan to permit an option exchange program.		☐	☐	☐
3.		To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 31, 2004.		☐	☐	☐
4.		To transact such other business as may properly come before the meeting or any adjournment thereof.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE, SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
Please indicate if you plan to attend this meeting
Yes	No
☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SOLECTRON CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held January 7, 2004

The undersigned hereby appoints Michael R. Cannon and Kiran Patel, and each of them, with full power of substitution, to represent the undersigned, and to vote all of the shares of stock in Solectron Corporation (the “Company”), a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054 on Wednesday, January 7, 2004 at 9:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals set forth on the reverse side, and as more particularly described in the Proxy Statement of the Company dated December 9, 2003 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s Annual Report for the fiscal year ended August 29, 2003.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.